Exhibit 99.1

Murphy USA Announces Participation in Walmart+

EL DORADO, Arkansas, September 1, 2020 – Murphy USA Inc. (NYSE: MUSA) is announcing its network of nearly 1,500 stores across 25 states will participate in Walmart+, Walmart’s new membership offering. Members of Walmart+ will receive a savings of up to five cents per gallon on fuel transactions at Walmart, Murphy USA and Murphy Express branded locations. Murphy USA’s participation in this program represents another milestone in what has been a long and valuable partnership with Walmart to create new ways to provide value to our shared customers. Starting September 15th, members will be able to access the discount instantly and conveniently at the fuel dispenser.

“Today our customers come to Murphy USA for low prices, consistent value, and friendly service. Walmart+ is an opportunity to help meet the needs of an even larger population of value seeking Walmart customers through our enhanced low-price fuel offer," said President and CEO Andrew Clyde.

About Murphy USA
Murphy USA (NYSE:MUSA) is a leading retailer of gasoline and convenience merchandise with nearly 1,500 sites located primarily in the Southwest, Southeast and Midwest United States. The company and its team of nearly 10,000 employees serve an estimated 1.7 million customers each day through its network of retail gasoline stations in 25 states. The majority of Murphy USA's sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express brand. Murphy USA ranks 262 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Mitchell Freer - Investor Relations Analyst
Mitchell.Freer@murphyusa.com